UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

Krispy Kreme Doughnuts, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	001-16485	56-2169715
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

370 Knollwood Street
Winston-Salem, North Carolina 27103
(Address of principal executive offices) (zip code)

(336) 725-2981
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 31, 2011, the Board of Directors and the Compensation Committee of Krispy Kreme Doughnuts, Inc. (the “Company”) approved the amendment and restatement of the Krispy Kreme Doughnuts, Inc. 2000 Stock Incentive Plan, as amended (the “Plan”), in order to (a) add a minimum vesting requirement for stock options and stock appreciation rights and conform the existing minimum vesting requirement for restricted stock to the new minimum vesting requirement for stock options and stock appreciation rights; (b) provide that underwater stock options and stock appreciation rights may not be exchanged for cash without shareholder approval; and (c) make certain minor technical changes. The Compensation Committee also approved the adoption of a form of incentive stock option agreement (the “ISO Agreement”) for use in connection with the grant of incentive stock options under the Plan to eligible participants, including the Company’s named executive officers.

The Plan, the term of which ends on June 30, 2012, provides for the grant of incentive stock options, nonqualified stock options, restricted stock (including the right to receive stock in the future), stock awards, performance unit awards and stock appreciation rights to selected employees, directors, independent contractors, advisers and consultants of the Company. Following the amendment and restatement by the Board of Directors on January 31, 2011, the Plan now provides that stock options, stock appreciation rights and restricted stock granted to employees under the Plan (collectively, “awards”) will be subject to a minimum vesting period of three years (which may include installment vesting within such three-year period) or one year if the vesting is based on performance criteria other than continued service. However, the Plan’s administrator may provide for (a) acceleration of vesting of all or a portion of an award in the event of a participant’s death, disability or retirement, or upon the occurrence of a change in control of the Company; and (b) the grant of an award without a minimum vesting period (or the acceleration of vesting of all or a portion of an award for any reason), but only with respect to awards for no more than an aggregate of 10% of the total number of shares authorized for issuance under the Plan. The Plan as amended also now provides that (in addition to other repricing actions that currently require shareholder approval) unless shareholder approval is obtained, a stock option or stock appreciation right issued under the Plan may not be exchanged for cash at a time when such award has an option price or exercise price, as the case may be, less than the fair market value of the Company’s common stock. Finally, the Plan has been amended to make certain minor technical changes designed to enhance the clarity of the terms on which awards are granted.

The new form of ISO Agreement contains substantially the same terms as the form of Nonqualified Stock Option Agreement currently used by the Company in awarding nonqualified stock options under the Plan (and attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 17, 2009), with the exception of the addition of (a) provisions intended to comply with the requirements of Section 422 of the Internal Revenue Code, as amended, for incentive stock options; and (b) a new double-trigger requirement for accelerated vesting of the option upon a change in control of the Company. Under the ISO Agreement, an option generally will vest in four equal installments on the first, second, third and fourth anniversary of the grant date. In addition, the option will vest and become exercisable upon the optionee’s termination of employment due to death, disability or retirement. The option will also become vested and exercisable in full if the optionee incurs a termination of employment without cause or for good reason within two years after a change in control of the Company. Options generally terminate 10 years from the grant date, unless sooner exercised in full, with certain exceptions for termination of employment. Options granted pursuant to the ISO Agreement are not transferable other than by will or the laws of intestate succession, or as may otherwise be permitted by the Internal Revenue Code.

The foregoing does not constitute a complete summary of the terms of the Plan and form of ISO Agreement, and is qualified entirely by reference to the full text of the Plan and form of ISO Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(d)

The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1	Krispy Kreme Doughnuts, Inc. 2000 Stock Incentive Plan, amended as of January 31, 2011

10.2	Form of Incentive Stock Option Agreement under the 2000 Stock Incentive Plan, as amended

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Krispy Kreme Doughnuts, Inc.

	By:	/s/ Douglas R. Muir
Dated: February 3, 2011	Name:	Douglas R. Muir
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Krispy Kreme Doughnuts, Inc. 2000 Stock Incentive Plan, amended as of January 31, 2011

10.2	Form of Incentive Stock Option Agreement under the 2000 Stock Incentive Plan, as amended